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Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2003

Viewlocity, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia (State or Other Jurisdiction of Incorporation)	000-30963 (Commission File Number)	14-1683872 (I.R.S. Employer Identification No.)
3475 Piedmont Road, Suite 1700 Atlanta, Georgia (Address of principal executive offices)	30305 (Zip Code)

(404) 267-6400
(Registrant's telephone number, including area code)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Item 5. Other Events.

        On September 22, 2003, Viewlocity, Inc., a Georgia corporation ("Viewlocity"), announced that it had entered into an agreement to be acquired by Viesta Corporation, a Delaware corporation ("Viesta"), pursuant to an Agreement and Plan of Merger, dated as of September 19, 2003, by and among Viewlocity, Viesta Acquisition Corporation, a Georgia corporation and wholly-owned subsidiary of Viesta ("Merger Sub"), and Viesta (the "Merger Agreement"). In the transaction, Merger Sub will merge with and into Viewlocity, with Viewlocity being the surviving corporation. Viewlocity will become a wholly-owned subsidiary of Viesta.

        Viesta is a newly formed corporation created for the purposes of this transaction. In connection with the transaction, Viesta, and Viewlocity as Viesta's wholly-owned subsidiary following the merger, will receive significant new equity financing from an affiliate of Investcorp. Investcorp is a global investment group with a 20-year track record of investing in North America and Europe.

        Under the terms of the Merger Agreement, Viesta will pay only nominal consideration to the holders of Viewlocity's outstanding common stock and Series A preferred stock, consisting of an aggregate of $80.00 to the holders of common stock and an aggregate of $920.00 to the holders of Viewlocity's Series A preferred stock. Based on the current number of shares outstanding, Viewlocity's common shareholders would receive $0.000014 per share of common stock and its preferred shareholders would receive $0.000083 per share of Series A preferred stock. Following the merger, Viewlocity will no longer be publicly traded or registered with the SEC, and will continue operations as a privately held subsidiary of Viesta.

        Although shareholders of Viewlocity will receive only nominal consideration in the merger, in light of Viewlocity's financial position and the limited strategic alternatives available to Viewlocity, the Board of Directors in the exercise of its fiduciary duties has concluded that the merger is in the best interests of Viewlocity's shareholders and creditors and is fair to all stakeholders of Viewlocity.

        Prior to entering into the Merger Agreement, Viewlocity engaged in discussions with numerous potential third party acquirers and investors. None of those acquirers expressed an interest in a transaction that would have provided a more favorable financial result for the shareholders and creditors of Viewlocity—due largely to the significant level of Viewlocity's outstanding debt and other liabilities. In the course of its deliberations, the Board of Directors concluded that, in the absence of the Merger Agreement with Viesta, or in the event that the transactions contemplated by the Merger Agreement are not consummated, it is unlikely that Viewlocity would be able to continue to operate as a going concern. In that event, the likelihood of creditors of Viewlocity recovering the amounts owed them by Viewlocity would be significantly diminished. All of Viewlocity's major creditors have approved the proposed merger transaction and, in connection with the transaction, certain of Viewlocity's major creditors have agreed to reduce and restructure amounts owed to them. Viewlocity believes these concessions were made by Viewlocity's creditors in large measure as a result of the promise of greater financial stability following the merger as a result of the Investcorp capital infusion into Viesta.

        After evaluating these and other factors, a special committee of the Board of Directors of Viewlocity and the full Board of Directors approved the merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement. The merger, the Merger Agreement and such other transactions were approved by the shareholders of Viewlocity pursuant to a written consent in lieu of a meeting, as permitted by Viewlocity's Articles of Incorporation. In connection with the transaction and related restructuring, the board of directors of Viewlocity received a fairness opinion from Harris Nesbitt Gerard, Inc.

        Viewlocity intends to file an Information Statement on Schedule 14C with the Securities and Exchange Commission in connection with the proposed merger. The Information Statement will include additional information regarding the proposed merger, including information relating to the fact that

Viewlocity's shareholders will be entitled to dissenters' rights. Viewlocity will mail the Information Statement to its shareholders as soon as practicable after the date mailing is permitted by the Securities and Exchange Commission. The merger cannot be consummated until at least 20 days after the date of mailing of the Information Statement to Viewlocity's shareholders. In addition, the merger is subject to the satisfaction or waiver of customary closing conditions.

        On September 22, 2003, Viewlocity issued a press release announcing the transaction. Copies of the definitive transaction agreements and the press release are attached hereto as exhibits and are incorporated herein by reference. The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by reference to the full text of such agreements.

Item 7. Financial Statements and Exhibits

  (c)
  The following exhibits are filed herewith and made a part hereof.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
2.1	Agreement and Plan of Merger dated as of September 19, 2003, by and among Viewlocity, Merger Sub and Viesta.
10.1	Amended and Restated Master Lease Agreement dated as of September 19, 2003, between CommVest, LLC and Viewlocity.
10.2
Amendment and Restatement Agreement dated as of September 19, 2003, among Viewlocity, Viesta, WestBridge Ventures, L.P., TCW Leveraged Income Trust IV, L.P., TCW Shared Opportunity Fund III, L.P. and Shared Opportunity Fund IIB, L.L.C.
99.1	Press Release issued by Viewlocity on September 22, 2003.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYNQUEST, INC.
	By:	/s/ L. ALLEN PLUNK L. Allen Plunk Executive Vice President, Chief Financial Officer and Secretary
Dated: September 22, 2003

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SIGNATURES